Exhibit 99.(P)(2)

WisdomTree Asset Management, Inc.

CODE OF ETHICS

I.	INTRODUCTION

A.	Policy:

The purpose of this Code of Ethics (“Code”) is to set forth standards of conduct expected of WisdomTree Asset Management, Inc. (“WTAM” or “Adviser”) employees and to meet the requirements of SEC Rule 204A-1 (the “Rule”) under the Investment Advisers Act of 1940, as amended.

This Code applies to all WTAM employees (and may include other persons to the extent such persons are notified as having reporting obligations hereunder) and sets forth standards of conduct expected of all employees including, among other things, the safeguarding of Material, Non-Public Information; the avoidance of actual/potential conflicts of interest; complying with applicable federal securities laws; and promptly reporting any violations of the Code to the Chief Compliance Officer (“CCO”) or other designated person. Please contact the CCO or a member of the Compliance Department if you have any questions regarding this Code or any provision herein.

While this Code addresses employee conduct and situations where a conflict of interest may exist or develop, this Code does not attempt to identify all possible conflicts of interest or other situations where an issue could arise. Therefore, literal compliance with this Code may not prevent sanctions from being imposed on you or any other employee covered under this Code for any violation under this Code or other conduct that violates a fiduciary duty owed to WTAM and/or any series of WisdomTree Trust (a “WisdomTree Fund” or “Fund”).

The first use of certain defined terms used hereafter is bolded and all such defined terms are described in Appendix A.

B.	Employees Subject to the Code:

All employees of WTAM are Supervised Persons subject to this Code, along with any other persons designated as a Supervised Person. In addition, certain employees may be designated as Access Persons.

Each employee will be notified and asked to acknowledge notification during the new employee orientation or at any other time as deemed necessary by the CCO, or designee, as to whether he/she has been designated as an Access Person. Any employee of WTAM, who during the course of their employment becomes an Access Person, will be subject to all reporting and pre-clearance requirements related to Access Persons as provided under this Code.

II.	STANDARDS OF CONDUCT APPLICABLE TO ALL EMPLOYEES

A.	Standards of Conduct:

As an employee of WTAM, you are entrusted to act in the best interests of WTAM, which is a fiduciary to each WisdomTree Fund, and you must always act in a manner that is ethical and based on principles of integrity and honesty. As a WTAM employee, you are also required to comply with all Federal Securities Laws applicable to WTAM and the WisdomTree Funds, including laws prohibiting insider trading. Furthermore, you must always exercise reasonable care and professional judgment to avoid actions and/or situations that could put the reputation of WTAM and/or the WisdomTree Funds at risk.

Prohibited Business Conduct:

In addition to other obligations and duties set forth herein and in other WTAM or affiliate policies and procedures, no employee shall, either directly or indirectly:

•	engage in any business transaction or arrangement for personal profit based on confidential information gained by way of his/her relationship to a Fund or on nonpublic information regarding Security transactions by a Fund, whether current or prospective, or the portfolio holdings of a Fund;
•	communicate non-public information regarding Security transactions of a Fund, whether current or prospective, or the portfolio holdings of a Fund, to anyone unless necessary as part of the regular course of the business of the Fund;
•	accept a gift, favor, or service from any person or company which, to the actual knowledge of such employee, does business or might do business with WTAM or a Fund, except in accordance with the WisdomTree Trust’s Gift and Entertainment Policy;
•	participate in any outside business activity or other activity that might conflict with such employees’ duties to the Funds or WTAM, unless approved by the CCO;
•	knowingly violate any Federal Securities Laws applicable to a Fund; and
•	participate in an Investment Club.

In addition, while active personal trading may not in and of itself raise issues under applicable laws and regulations, a very high volume of personal trading can be time consuming and can increase the possibility of actual or apparent conflicts with portfolio transactions. Accordingly, an unusually high level of personal trading activity is strongly discouraged and may be monitored by Compliance and to the extent appropriate for the category of person, and a pattern of excessive trading may lead to the taking of appropriate action. Furthermore, employees may not engage in any transactions which may violate Federal Securities laws, such as late trading, or any prospectus, such as market timing.

B.	Duty of Confidentiality:

Every employee owes a duty of confidentiality to WTAM and the WisdomTree Funds. Information acquired during your job functions, including but not limited to, information regarding actual or contemplated investment decisions, a security under Active Consideration, portfolio composition changes, non-public information regarding launches, changes to Index methodologies/constituents, business activities/initiatives, research, and research recommendations are strictly confidential.

As a WTAM employee, you are prohibited from discussing non-public Index/Fund information with anyone outside of the firm except as necessary to perform your job functions or as part of other related responsibilities that have been approved by the CCO and/or the Chief Legal Officer (“CLO”).

C.	Insider Trading and Tipping with respect to the Funds and Indexes:

Please note that the following information is provided with respect to the Funds and Indexes. Employees should note that they are subject to a separate Insider Trading Policy and Procedures with respect to the stock of WisdomTree, Inc. (symbol: WT).

The misuse of material nonpublic information, or inside information, constitutes a fraud under the Federal Securities Laws and the laws of many other countries. Fraudulent misuse of inside information includes buying or selling Securities while in possession of material nonpublic information for an employee or employee-related account and may include material nonpublic information associated with a Blackout Period. Fraudulent misuse of inside information also may include disclosing or tipping such information to someone else who then trades on such information or using such information as a basis for recommending the purchase or sale of a Security.

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In no event, may any employee who receives inside information use that information to trade or recommend Securities affected by such information for personal benefit, the benefit of WTAM or any affiliate or the benefit of a third party. More specifically:

•	No employee may, while in possession of inside information affecting a Security, purchase or sell such Security for the account of such employee or any other person or entity.
•	No employee may disclose inside information to any person outside of WTAM, except to WTAM’s or the Funds’ service providers who have a duty of confidentiality and receive such information on a need-to-know basis in connection with their duties to WTAM or the Fund, as applicable. Further, discussions with legal counsel are permitted.
•	No employee may recommend or direct the purchase from or sale of a Security to anyone while in the possession of inside information, however obtained.

D.	Reporting Violations of the Code:

If you have any doubt as to the appropriateness of any activity or if you believe that you or another employee has violated the Code, you are obligated to immediately bring the matter to the attention of the CCO and/or the CLO.

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III.	REGISTERED REPRESENTATIVES

Certain WTAM employees are licensed with Financial Industry Regulatory Authority (“FINRA”) and are Registered Representatives of Foreside Fund Services, LLC (“Foreside”). All Registered Representatives are responsible for complying with the provisions of the separate Foreside Compliance Manual in addition to this Code. In addition, those Registered Representatives that have been designated as Access Persons by WTAM are subject to the Access Persons Personal Security transaction reporting & pre-clearance requirements as described in Section IV of this Code.

A.	Reporting of Personal Brokerage Accounts By Registered Representatives:

Registered Representatives may maintain brokerage accounts with any broker-dealer or financial institution or as otherwise permitted by WTAM pursuant to this Code. Registered Representatives that are NOT Access Persons are not required to disclose their personal securities accounts via MCO. This policy differs from that of Foreside which DOES require Registered Representatives to disclose all personal securities accounts to Foreside via the Quest CE compliance system.

B.	Prohibited Transactions in Initial Public Offerings (IPOs)

FINRA prohibits Registered Representatives from participating in any IPO.

C.	Investments in Limited Offerings/Private Placements

Registered Representatives may purchase Securities in a Limited Offering/Private Placement only with the prior approval of the Compliance Department.

Only Registered Representatives that ARE Access Persons must complete the Outside Business Activity form through MCO (you must specify on the form in the Comment section that the investment is a Limited Offering/Private Placement). You may make the investment only after obtaining an e-mail notification from MCO indicating whether or not you have received approval.

In addition, all Registered Representatives are required to provide prior written notice through Foresides Quest CE platform if a Registered Representative or his or her Immediate Family members participate in a limited offering/private placement.

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IV.	PERSONAL SECURITIES TRADING POLICY (APPLICABLE TO ACCESS PERSONS)

A.	Access Person Personal Securities Trading Policy:

Access Persons are required to report their holdings and personal Securities transactions for Reportable Securities in which the Access Person has, or acquires, any Beneficial Ownership (including direct ownership and Indirect Ownership) to the Compliance Department. Access Persons are also required to report their holdings and personal transactions in Bitcoin and Bitcoin Futures to the Compliance Department. This can be accomplished via the MyComplianceOffice (MCO) platform (https://mco.mycomplianceoffice.com) if the transactions are executed through one of the designated brokerage firms. Otherwise, the Access Person must provide his/her quarterly brokerage statement to the Compliance Department. Employees should reach out the Compliance Department to verify whether an electronic feed has been established with the firm they are using.

Brokerage Account Reporting:

Currently, WTAM permits Access Persons to maintain brokerage accounts with any broker-dealer or financial institution. Access Persons must report all personal brokerage accounts, including Managed Accounts in which they have Beneficial Ownership (whether direct ownership or Indirect Ownership) on the MCO platform by completing a Brokerage Account Disclosure Form and thereafter providing duplicate copies of brokerage statements via email to the EmployeeStatements@wisdomtree.com inbox (either directly from your advisor or broker-dealer or by you directly) (except those subject to “Electronic Data Feeds”, as set forth below). This requirement applies to accounts that have the capability of holding Reportable Securities, regardless of what the accounts are currently holding. For example, if an account contains only Exempt Securities, but has the capability of holding Reportable Securities, the account must be reported. When approved, you will receive an e-mail approval notification (generally within a day) from MCO.

Managed Accounts are not subject to the pre-clearance or duplicate copies of brokerage statements, reporting requirements of this Code. If you convert a Managed Account to an account, no longer quality as a Managed Account you are required to notify the CCO and arrange to have duplicate account statements sent to WTAM. Please note that to qualify as a Managed Account, the CCO or designee must be provided with an attestation from the Access Person’s discretionary money manager that such Access Person has no ability to exercise Investment Control or to place trades in the account.

Electronic Data Feeds

In lieu of providing the Compliance Department with duplicate copies of brokerage statements, WTAM has established electronic data feeds with several designated brokerage. These feeds provide WTAM, via the MCO platform, with account data transactions and Securities holdings. On an ongoing basis, the system will automatically review and reconcile all trade data against the pre-clearance file. The Compliance Department will receive a notification if a personal Securities transaction was not pre-cleared prior to executing a transaction. Employees should reach out the Compliance Department to verify whether an electronic feed has been established with the firm they are using.

B.	Access Person Reporting Requirements:

1.	Initial and Annual Holdings Reports

Access Persons are required to provide all their personal Securities holdings (excluding the WisdomTree 401k account, for which WTAM has access to holdings information) in which they have Beneficial Ownership (including direct ownership and Indirect Ownership) in Reportable Securities as well as any holdings of Bitcoin and Bitcoin Futures within ten (10) days of becoming an Access Person and thereafter on an annual basis within thirty (30) days following the close of the calendar year. Both reports must be current as of a date no more than forty-five (45) days prior to the date the report is submitted.

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Access Persons can satisfy the initial or annual holdings report requirements by providing a brokerage statement (including allowing WTAM to receive duplicate brokerage statements, after confirmation by WTAM of receipt of such statements) in lieu of the holdings report if such statement contains the required information listed below.

No annual reporting is necessary if the account is established with an approved designated brokerage firm and WTAM receives the electronic data feeds in MCO.

2.	Contents of Initial and Annual Holdings Reports

The initial and annual holdings reports shall include:

•	The title of the Security, and as applicable the exchange ticker symbol or CUSIP number, the interest rate and maturity date, the number of shares and principal amount of each Reportable Security involved, as applicable;
•	The name of the broker, dealer or bank with which the Access Person maintains an account in which any Securities are held for the direct or indirect benefit of the Access Person; and
•	The date that the report is being submitted.

You will not be permitted to execute any personal Securities transactions until the initial holdings report (you can enter your holdings manually in MCO from the Personal Trading tab) or brokerage statement is provided to the CCO, or designee.

3.	Quarterly Transaction Reports

Access Persons are also required to provide quarterly reports of all their personal securities transactions (excluding the WisdomTree 401k account, for which WTAM has access to holdings information) in which they have Beneficial Ownership (including direct ownership and Indirect Ownership) in Reportable Securities and personal transactions in Bitcoin and Bitcoin Futures to the CCO or designee, no later than thirty (30) days after the end of each quarter. This report is not required to be submitted if no transactions in Reportable Securities occurred during the quarter.

•	The receipt of or donation of a gift of Securities must be reported on the quarterly transaction report or via MCO even if prior approval is not required.

Access Persons can satisfy the quarterly transaction report requirements by providing a brokerage statement if such statement contains the required information listed below (including allowing WTAM to receive duplicate brokerage statements, after confirmation by WTAM of receipt of such statements that includes required information). No quarterly reporting is necessary if the account is established with an approved designated brokerage firm and WTAM receives the electronic data feeds in MCO.

4.	Contents of Quarterly Transaction Reports

The quarterly transaction report shall include:

•	The date of the transaction, the title of the Security, and as applicable the exchange ticker symbol or CUSIP number, the interest rate and maturity date, the number of shares and principal amount of each Reportable Security involved, as applicable;
•	The nature of the transaction (i.e., purchase, sale, gift or any other type of acquisition or disposition);
•	The price of the Security at which the transaction was effected;
•	The name of the broker, dealer or bank with or through which the transaction was effected.
•	The date that the quarterly transaction report is being submitted.
•	Any additions, deletions or changes to the Securities account information previously provided in order to keep the information current.

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5.	Exceptions from Transaction Reporting Requirements

Access Persons are not required to report transactions in Securities that are not Reportable Securities or Exempt Transactions.

IV.	TRADE PRE-CLEARANCE (APPLICABLE TO ACCESS PERSONS)

A.	Pre-Clearance and Approval Process

Access Persons are required to obtain pre-approval in MCO prior to executing any personal securities transactions in any Reportable Securities and personal transactions in Bitcoin and Bitcoin Futures (please note that this includes all WisdomTree Funds, but does not include Securities transactions in WisdomTree, Inc. (symbol: WT). After submitting your request, you will receive an email notification from MCO to the request indicating whether approval has been granted. Generally, a response to your request will be provided within 1 hour, although such approvals may take longer, and you must wait for an approval in order to transact.

Access Persons must follow the steps below to pre-clear trades for themselves and their Immediate Family Members:

1.	Reportable Securities Transactions. Access Persons are required to obtain pre-approval in MCO prior to executing any personal securities transactions in any Reportable Securities, including all WisdomTree ETFs and digital mutual Funds (with the exception of the WisdomTree Money Market Fund, Floating Rate Treasury Fund, and the Floating Rate Treasury Digital Fund). Access Persons may request pre-clearance for market orders or limit orders.

Note: This does not include Securities transactions in WisdomTree Inc. (symbol: WT). Please refer to the WisdomTree Investments, Inc. Statement of Company Policy and the Special Trading Procedures for Insiders for additional guidance/information regarding transactions in any transactions by employees of the Company and its subsidiaries in Company securities.

2.	Trading in Bitcoin (BTC) and Bitcoin Futures. Access Persons are required to obtain pre-approval in MCO prior to executing any personal securities transactions in in Bitcoin (BTC) and Bitcoin Futures. Approval of Transactions. After submitting their request, employees will receive an email notification from MCO indicating whether their proposed trade has been approved or denied.

3.	WisdomTree 401K account. Purchases/sale transactions within an employee’s WisdomTree 401k account must be pre-approved via email by sending Brenda Gaidis an email with cc: to the employee trading mailbox. This email should detail the WisdomTree Fund(s) they wish to sell and/or purchase, and whether their transaction(s) are being executed in order to rebalance/re- allocate their investment choices. There is no need to obtain permission to change an allocation of future monies being deposited into their 401k account. After submitting the request, an email notification will be received from bgaidis@wisdomtree.com indicating whether the proposed trade has been approved or denied.

4.	Limited Offerings/Private Placements/Hedge Funds. Access Persons are required to obtain prior approval by submitting the Private Securities Transaction Form in MCO before proceeding with any purchases related to a limited offering, private placement or hedge fund. Investments can only be made after receiving an email response from MCO confirming that approval has been granted.

5.	Initial Public Offerings (IPOs). If an employee is an Access Persons, but not a Registered Representative (Registered Representatives are prohibited from participating in any IPO pursuant to Foreside/FINRA rules), they may participate in an IPO with the prior approval of the CCO, or designee. Requests for the pre-approval of an IPO investment may be made by completing a Pre-Clearance Request Form in MCO.

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6.	Denying a Pre-Clearance Request Reasons
•	The Request May be Refused. The reason for denying a Reportable Securities Transaction, Bitcoin or Bitcoin Future transactions may be confidential.

•	Authorization Expire. Any Reportable Securities Transaction authorization for market orders are valid for two business days, or limit orders are valid for five business days, beginning on the day on which pre- clearance approval is received. If the order for the transaction is not executed within the prescribed period, a new pre- clearance authorization must be obtained before placing a new transaction order.

7.	High Volume of Personal Trading. While active personal trading may not in and of itself raise issues under applicable laws and regulations, a very high volume of personal trading can be time consuming and can increase the possibility of actual or apparent conflicts with portfolio transactions. Accordingly, an unusually high level of personal trading activity is strongly discouraged and may be monitored by Compliance and to the extent appropriate for the category of person, and a pattern of excessive trading may lead to the taking of appropriate action. Furthermore, employees may not engage in any transactions which may violate Federal Securities laws, such as late trading, or any prospectus, such as market timing.

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VI.	OUTSIDE BUSINESS ACTIVITIES (APPLICABLE TO ALL EMPLOYEES)

Employees are permitted to engage in certain outside affiliations/outside business activities during their personal time. While WTAM supports the diverse interest of its employees, it is imperative that such activities do not present actual or potential conflicts of interest, nor should they detract from an employee’s ability to fulfill their responsibilities to WTAM. All outside business activities must be submitted, reviewed, and approved prior to engaging in them.

Common Examples of Permissible OBAs:

•	Serving as an employee, officer, director, partner, investment committee member, or advisory board member of a public or private company or organization not affiliated with WisdomTree.
•	Director or other role on a co-op board.
•	Any activity performed on behalf of a for profit or not-for profit entity (e.g., a county club or EMT).
•	Serving as a member of a political campaign committee or political party.
•	Receiving income from a rental property.
•	Acting as a real estate broker.
•	Any compensated or non-compensated teaching position, instructor position, or speaker engagement.
•	Dog walker.
•	Selling clothing or other items on a website such as eBay.

Every employee is required to disclose employment, consulting or other services outside of WTAM’s business, regardless of whether compensation is received. Paid employment, consulting or other service, including those relating to the provision of investment advisory services, is permitted only with the approval of the CCO and/or members of WTAM senior management.

Procedures for Reporting an Outside Business Activity

1.	Completion of OBA Disclosure Form: Employees must first complete and submit an OBA Disclosure Form available on MCO. This form requires detailed information about the nature of the proposed activity, including time commitments and any potential conflicts of interest. All pre-existing OBAs must be reported through MCO upon Joining WTAM.

2.	Submission and Routing: Upon submission, the compliance departments’ designee will route a copy of the form via email to the dedicated OBA/Conflicts of Interest Inbox, the CLO, CCO, and the employee’s direct manager for review.

3.	Approval Process: Once an OBA disclosure form is submitted, the CCO and/or the CLO together with the employee’s immediate supervisor who will evaluate the request to determine whether there is a real, perceived, or potential conflict. This includes whether the activity may interfere with the employee’s current job responsibilities or the interest of WTAM. Should the review team determine that the OBA does not present any conflicts of interest and will not adversely affect the employee’s responsibilities, approval will be granted. In instances where concerns are raised, the employee may be asked to provide additional information, modify their involvement in the OBA, or, in some cases, refrain from the activity.

4.	Changes to an Existing OBA: If there is a change to an existing OBA, the previously submitted OBA must be updated and resubmitted for approval through the MCO platform in a timely manner.

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Examples of OBA Changes:

•	An employee serving on the board of directors has now been asked to assume the role of board chair.
•	An employee serving on the advisory board has now been asked to be a board member.
•	As a volunteer coordinator, an employee has now been asked to assume the role of director of volunteers.
•	Engaged in a non-paid activity, and an employee has now been offered a salary or other compensation (including stock grants/options).
•	The compensation for the OBA has changed.
•	Spending more time on the OBA than was originally reported in the initial disclosure.

5.	Terminating a Previously Disclosed OBA. In the event that an employee is no longer engaged in a previously approved OBA, it is required to timely withdraw the OBA in MCO. Please contact the compliance team for additional instructions and/or assistance.

Failing to Report an OBA: Failing to disclose an OBA may be considered a compliance violation, potentially subjecting the individual to a financial penalty and/or other action, including, but not limited to, termination depending upon the facts and circumstances.

NOTE: Employees licensed with FINRA as Registered Representatives (“RRs”) of Foreside Fund Services, LLC (“Foreside”) must provide prior written notice to Foreside via the Quest CE platform for all OBAs (in addition to disclosing the OBA to WisdomTree). RRs are required to receive prior written approval from their FINRA designated Supervising Principal at WTAM as well as from Foreside’s Compliance Department prior to engaging in the activity.

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VII.	ADDITIONAL POLICIES AND PROCEDURES (APPLICABLE TO ALL EMPLOYEES)

In addition to the requirements set forth under this Code, you are also required to comply with the following separate WTAM and/or WTI compliance policies and procedures, including any other policies designated by Compliance. Please refer to the policy section of MCO. You are expected to review, understand and follow all such policies.

•	Code of Business Conduct and Ethics
•	Conflict of Interest Policy
•	Electronic Communications & Social Media Policy & Procedures
•	Firewall Policy & Procedures
•	Gifts & Business Entertainment Policy and Procedures
•	Political Contributions Policy and Procedures
•	Statement of Policy and the Special Trading Procedures for Insiders

VIII.	OVERSIGHT

The CCO, or designee, shall be responsible for performing a quarterly review of all Access Person Personal Securities Transactions to ensure that there have been no material violations of the Code.

The Compliance Department is responsible for maintaining this Code and for ensuring that any necessary updates are made in a timely manner and communicated promptly to employees. The CCO, or designee, is responsible for reviewing this Code, no less than annually, to ensure that it contains all applicable regulatory and WTAM mandated requirements and that it accurately reflects current business practices, oversight activities, and reporting functions.

IX.	SANCTIONS

Upon discovering a violation of this Code by an employee or his/her family member or related party or other conduct that violates a fiduciary duty owed to WTAM and/or the Funds, the CCO or other designated person (e.g., a member of WTAM’s senior management) may impose such sanctions as it deems appropriate, including, among other things, the following:

•	A verbal warning or letter of censure to the violator;
•	A monetary fine levied on the violator;
•	Suspension of the employment of the violator;
•	Termination of the employment of the violator;
•	Civil referral to the SEC or other civil regulatory authorities determined by WTAM; or
•	Criminal referral—determined by WTAM.

Examples of possible sanctions include, but are not limited to:

•	A warning letter, with a cc: to the employee’s manager, for a first-time pre-clearance or reporting violation;
•	Monetary fines and disgorgement of profits when an employee profits on the purchase of a security, he/she should not purchase; and
•	Recommendation for suspension or termination if an employee is a serial violator of the Code.

X.	COMPLIANCE CERTIFICATION

All employees are required to read this Code and to certify to their understanding of each provision of the Code upon joining the firm and then annually thereafter.

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XI.	RECORDKEEPING

This Code, all revisions thereto, and all other documents and materials related to or associated with the enforcement of this Code shall be kept for a period of not less than six years, the first two in an easily accessible location, or as otherwise required under applicable Federal Securities Laws.

{See Next Page for Definitions}

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APPENDIX-A
DEFINITIONS

For purposes of this code, the following definitions shall apply. Other terms not defined herein are defined when first use in the code.

Access Persons	The term Access Persons under the WisdomTree Asset Management, Inc. (WTAM) Code of Ethics, means an employee who has access to material non-public information regarding any Fund, Model Portfolio, or any change in the constituents and/or methodology associated with any WisdomTree Index or Index.
Active Consideration

the period of time during which a Reportable Security is being added to or removed from a WisdomTree Index (i) in connection with the annual reconstitution of any WisdomTree Index; or (ii) as a result of a change or a planned change to the proprietary methodology of a WisdomTree Index. The period of time constituting Active Consideration will begin on the screening date for reconstitutions and/or the date of identifying a change to the components of a WisdomTree index and it will end on the date that the Reportable Security is either added or removed from the index relative to the reconstitution and/or when a change to the WisdomTree Index is completed.

Automatic Investment Plan	A program, including a dividend reinvestment program, in which regular periodic purchases or withdrawals are made automatically in or from investment accounts in accordance with a predetermined schedule and allocation.
Beneficial Ownership

Ownership, directly or indirect, through any contract, arrangement, relationship, immediate family member sharing your household or otherwise where a person has or shares a direct or indirect pecuniary interest in a security. Beneficial Ownership may include securities held directly in a brokerage, bank and/or other types of personal or joint account.

Bitcoin	A decentralized digital currency, without a central bank or single administrator, that can be sent from user to user without the need of intermediaries.
Bitcoin Futures	A standardized futures contract or agreement to buy or sell a specific quantity of Bitcoin at a specified price on a particular date in the future.
Blackout Period

The period during which an Access Person is prohibited from engaging in a Personal Securities Transaction because (i) a transaction in the same Security is pending or anticipated for a WisdomTree Fund/WisdomTree Index; or (ii) a transaction for a WisdomTree Fund/WisdomTree Index is under Active Consideration.

Designated Brokers	Are those firms with which WTAM has entered into agreements in order to receive automated delivery of trade feeds for Access Person’s personal trade accounts into MyComplianceOffice (MCO/MCT).
Managed Account	Managed accounts in which an Access Person does not have direct or indirect influence or control (e.g., a managed account over which the Access Person has authorized complete discretion)
Employees	For purposes of this policy, references to Employees include employees of WTAM as well as individuals deemed as Access Persons of WTAM.
Exempt Securities (Non-reportable Securities)

•     direct obligations of the U.S. government (e.g., treasury bills, treasury notes and treasury bonds);

•     shares issued by any money market fund or-open end mutual funds that are not WisdomTree funds; and

•     bank certificates of deposit, banker’s acceptances, commercial paper, and other High Quality Short-Term Debt Instruments.

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Exempt Transactions

•     any transaction in a reportable Security in a Managed Account;

•     purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuers, and sales of such rights so acquired;

•     purchases or sales of Securities which are non-volitional on the part of the Access Person, including purchases or sales which are part of an Automatic Investment Plan (i.e., a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, and includes a dividend reinvestment plan)

•     acquisition of Securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, and similar corporate reorganizations or distributions generally applicable to all holders of the same class of Securities;

•     purchases or sales approved by the CCO, or his/her designee, upon a showing of good cause. Good cause will be deemed to exist when unexpected hardship exists, however, a change in investment objectives will not be deemed “good cause”.

•     purchases or sales approved by the CCO, or his/her designee, where it is determined that the purchase or sale would have only a remote potential of (i) harming a Fund and its investors; (ii) having a material impact on the market for the Reportable Security; or (iii) compromising the integrity of a WisdomTree Index; and

•     any other purchase or sale made in accordance with policies and procedures adopted by the CCO, or his/her designee, after making a determination that the transaction is exempt.

Federal Securities Laws

The Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940 Act, the Investment Advisers Act of 1940, Title V of the Gramm- Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to the Funds and WTAM, and any rules adopted thereunder by the SEC or the Department of the Treasury.

Indirect Ownership

Generally, you are the indirect owner of Securities if you are name as power of attorney on the account or, through any account or, through any contract, arrangement, understanding, relationship, or otherwise, you have the opportunity, directly or indirectly, to share at any time in any profit derived from a transaction in them (a “pecuniary interest”). Common indirect ownership situations include, but are not limited to:

•     Securities held by members of your immediate family, who share the same household with you.

•     Immediate family includes your spouse, domestic partner, children (including stepchildren, sons-in-law and daughters-in-law), parents, stepparents, grandparents, and siblings (including brothers-in-law, sisters-in-law, stepbrothers, and stepsisters).

•     Partnership interest in a general partnership or a general partner in a limited partnership.

•     Corporate shareholders who have or share investment control over a corporation’s investment portfolio.

•     Trust in which the parties to the trust have both a pecuniary interest and investment control.

•     any investment account with a broker-dealer or bank over which you have investment decision-making authority (including accounts you are named on, such as being a guardian, executor or trustee, as well as accounts you are not named on, such as an account owned by another person for which you have been granted trading authority).

•     Any investment account with a broker-dealer or bank established by partnership, corporation, or other entity in which you have a direct or indirect interest through any formal or informal understanding or agreement.

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Investment Club	An investment club is a group of individuals who come together to pool their money and jointly invest in stocks, bonds or other types of investments.
Material Non-public Information	Information that a reasonable investor would likely consider important or significant in making an investment decision regarding an issuer, security or transactions.
Member of your Immediate Family Sharing your Household	Any spouse, domestic partner, child, stepchild, son-in-law, daughter-in-law, parent, grandparent, stepfather or stepmother, mother-in-law or father-in-law, or any children of any of the foregoing persons who share your home.
MCO Platform

MyComplianceOffice (“MCO”) Platform system is a web based third-party application used throughout WisdomTree to distribute policies and procedures, disclose conflicts of interest, personal brokerage accounts and monitor all Access Persons trading activity and personal brokerage accounts and related activity.

Non-exempt Securities	Any security type not specifically defined as an Exempt Security.
Personal Securities Transaction	A transaction in a reportable security in which the Access Person has beneficial interest or over which the Access Person has Investment Control.
Reportable Accounts (Personal Brokerage/ Trading Accounts)

Includes any brokerage or other investment account held with a financial institution with the ability to conduct any type of transaction (e.g., purchases and sales) in Reportable Securities in which the employee has Beneficial Ownership.

Reportable Securities	All securities are considered Reportable Securities EXCEPT Exempt Securities (Non- reportable Securities).
Rule 204A-1	The rule under the Investment Advisers Act of 1940, as amended, requiring advisers to maintain and enforce their code of ethics.
Security

Security shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act of 1940 (“1940 Act”). This definition of “Security” includes, but is not limited to any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificates of interest or participation in any profit-sharing agreement, any put, call, straddle, option or privilege on any Security or on any group or index of Securities, or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency. Further, for the purpose of the Code, “Security” shall include any commodity contracts as defined in Section 2(a)(1)(A) of the Commodity Exchange Act. This definition includes but is not limited to futures contracts on equity indices. Please note that Securities also include exchange traded funds (“ETFs”) advised WTAM or any equivalents in local non-US jurisdictions.

Supervised Person

Supervised Person is defined under SEC Rule 204A-1 and includes as any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser. The Adviser may also include in this category temporary workers, consultants, independent contractors and anyone else so designated by the Chief Compliance Officer (“CCO”) or designee. For purposes of the Code, such ‘outside individuals’ will generally only be included in the definition of a Supervised Person if their duties included access to certain types of information, which would put them in a position of sufficient knowledge to necessitate their inclusion under the Code.

WisdomTree Index or Index	WisdomTree Index or Index means an index that has been developed by WTAM or its affiliates or that WTAM has obtained usage rights to and that serves as the basis of the investment strategy that is followed by a Fund for which WTAM serves as the investment adviser.

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APPENDIX B

Pre-Clearance Chart (applicable to Access Persons)

Summary of What Employees and their Immediate Family Need to report Quarterly and Pre-Clear

The table below serves as a reference to use in determining what Access Persons must pre-clear when executing a trade and need to report on quarterly transaction reports. If there are any questions about any types of securities not shown below, please contact a member of the Compliance team.

SECURITY TYPE	PRE-CLEARANCE REQUIRED	REPORTABLE

Stocks/Bonds/Derivatives
Equity Securities (common, preferred, and convertible stock)	Yes	Yes
Writing an option to purchase or sell a security	Yes	Yes
Fixed Income Securities	Yes	Yes
Corporate	Yes	Yes
Municipal Bonds	Yes	Yes
Derivative instruments	Yes	Yes
NOTE: All trading in WisdomTree Company Securities (trading symbol: WT) must occur during an Open Trading Window.	No	Yes
Discretionary or managed account securities trades	No	No
Direct Obligations of the U.S. Government (e.g., T-bills, T-notes, T- bonds).	No	No
U.S. government agency issues	No	No

WisdomTree 401K account

STOP: Purchases/sale transactions within an employee’s WisdomTree 401k account must be pre-approved via email by sending Brenda Gaidis an email with cc: to the employee trading mailbox. This email should detail the WisdomTree Fund(s) they wish to sell and/or purchase, and whether their transaction(s) are being executed to rebalance/re- allocate their investment choices. There is no need to obtain permission to change an allocation of future monies being deposited into their 401k account. After submitting the request, an email notification will be received from bgaidis@wisdomtree.com indicating whether the proposed trade has been approved or denied.

	Yes	Yes
Initial Public Offering (IPO)
STOP: FINRA PROHIBITS Registered Representatives from participating in Initial Public Offerings (IPOs). If an employee is an Access Person but not a Registered Representative , they may participate in and IPO with prior approval from compliance.	Yes	Yes

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SECURITY TYPE	PRE-CLEARANCE REQUIRED	REPORTABLE
Mutual Funds
**WisdomTree Exchange Traded Funds (ETFs)	Yes	Yes
**WisdomTree Digital Funds	Yes	Yes
Non-WisdomTree ETFs	No	Yes
U.S. Mutal Funds	No	No
Closed-end Mutual Funds	Yes	Yes
Other
Private investments, private placements, hedge funds, venture capital funds and other non-affiliated private funds. NOTE: Kindly request approval on the Outside Business Activity (OBA) Form in MCO.	Yes	Yes
529 College Savings Plans	No	No
Exchange Traded Products (ETP)	Yes	Yes
Exchange traded futures and options on futures	Yes	Yes
Exchange-Traded Note (ETN)	Yes	Yes
Cryptocurrency
*Bitcoin	Yes	Yes
Bitcoin Futures	Yes	Yes
Gold Token or Digital Gold	No	No
Dollar Tokens	No	No
Ether	No	No

* There is a specific exemption from pre-clearance for De Minimis transactions in Bitcoin. Access Persons are allowed to execute up to 5 transactions of $1,000 each per month without pre-clearance.

**WisdomTree Floating Rate Treasury (USFR), Floating Rate Treasury Digital (WTGXX) and the Government Money Market Digital Fund (WTGXX) are exempt from pre-clearance. However, you are subject to the Reporting Requirements outlined above.

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